Exhibit 23.6

Niranjan V Shah and Associates

304, Maker Bhavan No. 3,

21 New Marine Lines,

Mumbai 400020

March 10, 2021

Lytus Technologies Holdings PTV. Ltd.

601 Everest Grande, A Wing

Mahalaxmi Caves Road

Andheri (East)

Mumbai, India 400 093

Re: Consent of Niranjan V. Shah & Associates

Ladies and Gentlemen,

We understand that Lytus Technologies Holdings PTV. Ltd. (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial pulibc offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our valuation report (the “Report”) and any subsequent amendments to the Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any future filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules or regulations of the SEC thereunder.

For Niranjan V. Shah & Associates

/s/ Niranjan V. Shah

Niranjan V. Shah